Dennis G. Newkirk
                                                               (713) 423-3332

                                                             EXHIBIT 99.1







FOR IMMEDIATE RELEASE


                      NL REPORTS SHARPLY INCREASED EARNINGS


HOUSTON, TEXAS -- April 25, 1995 -- NL Industries, Inc. (NYSE:NL) announced net income for the first quarter of 1995 of $13.1 million, or $.26 per share, on sales of $251 million compared to a net loss in the first quarter of 1994 of $6.4 million, or $.12 per share, on sales of $202 million. The improvement in NL's results was driven by higher prices and improved sales and production volumes for titanium dioxide pigments ("TiO2"). J. Landis Martin, President and CEO, stated, "NL reported its second consecutive profitable quarter mainly due to the strengthened market conditions, particularly in Europe, for TiO2. We believe the worldwide outlook for the TiO2 industry is improving and continues to be promising."

Operating income of Kronos' TiO2 business in the first quarter of 1995 was $32.5 million, more than double the first quarter of 1994, on a 25% increase in sales. Average TiO2 selling prices for the quarter were 11% higher than the first quarter of 1994 and 5% higher than year-end 1994. Kronos' first quarter sales volumes increased 9% over the same period in 1994.

Rheox's operating income rose $2.7 million from the year earlier period to $9.5 million on higher sales volumes and selling prices.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.



                               NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)

                                                                                          Quarters ended
                                                                                             March 31,
                                                                                         1994        1995
Net sales:
  Kronos                                                                                 $174.2      $217.4
  Rheox                                                                                    27.6        33.5

                                                                                         $201.8      $250.9

Operating income:
  Kronos                                                                                 $ 15.4      $ 32.5
  Rheox                                                                                     6.9         9.5

    Operating income                                                                       22.3        42.0

General corporate income (expense):

  Securities earnings                                                                        .2         2.5
  Expenses, net                                                                             (.6)       (4.6)
  Interest expense                                                                        (21.1)      (20.7)

    Income before income taxes                                                               .8        19.2

Income tax expense                                                                         (7.0)       (5.8)

Minority interest                                                                           (.2)        (.3)

    Net income (loss)                                                                    $ (6.4)     $ 13.1

Per share of common stock                                                                $ (.12)     $  .26

Weighted average common shares outstanding                                                 51.0        51.1